Cooperation and Service Agreement

This Cooperation and Service Agreement (the "Agreement") is made and entered into as of this 31st day of August, 2016, by and between KinerjaPay Corp., a Delaware corporation with offices located at Jl. Multatuli, No.8A, Medan, Indonesia 20151 (the “Company”) and PT. Kinerja Pay Indonesia, the Company's wholly-owned subsidary (the "Subsidiary"), with offices located at APL Tower, Unit #07-T9, J1. Letjend S. Parman Kav 28, Jakarta 11470 Indonesia, on the one hand, and Black Grace Investment Limited (“Black Grace”), a company registered under the laws of the British Virgin Islands (Company Registration No. 1911410) with principal its address located at Trinity Chambers, PO Box 4301, Road Town, Tortola, British Virgin Islands, and PT. Pay Secure Online Limited, Black Grace’s wholly-owned subsidiary organized under the laws of Indonesia (“PT PaySec”), with offices located at Sona Topas TowerLt 20, Suite 20-02, J1. Jend Sudirman Kav 29, Jakarta 12920 Indonesia, on the other hand. The Company, the Subsidiary, Black Grace, and PT PaySec are sometimes referred to individually, as a "Party" and collectively, as the "Parties."

WITNESSETH THAT:

WHEREAS, PT PaySec is a company that is established to engage in the business of providing e-wallet and payment gateway technology on a commercial basis (the "Payment Services");

WHEREAS, the Company's principal business products and services, which are conducted through its Subsidiary, include i: (i) electronic payment service; and (ii) virtual marketplace, both of which are available on the Company's portal under the domain name KinerjaPay.com;

WHEREAS, the Company desires to engage the services of PT PaySec for the use of its Payment Services, commencing on or about October 1, 2016 (the "Effective Date"); and

WHEREAS, the Parties agree that in parallel to the execution of this Agreement, the Company and Black Grace shall execute a separate securities purchase and subscription agreement (the "Securities Purchase and Subscription Agreement") pursuant to which Black Grace shall subscribe for the purchase of the Company's securities as set forth in said Securities Purchase and Subscription Agreement.

NOW THEREFORE, in consideration of the terms and conditions herein contained, the Parties agree as follows:

1. Payment Services and Covenants

(i) PT PaySec hereby agrees to grant the Company and its Subsidiary (collectively, the "Company"), and the Company hereby accepts from PT PaySec, the non-exclusive right to use the Payment Services commencing on the Effective Date, and subject to all terms and conditions set forth in this Agreement.
(ii) The Company covenants and agrees to utilize the Payment Services for its own benefit and for the benefit of the Company's customers, in consideration of the revenue sharing arrangement with PT PaySec set forth in Section 3 below, provided, however, that the Parties understand and agree that the revenue sharing arrangement shall not commence until the Effective Date.
(iii) PT PaySec acknowledges that it has full right, title and interest in its own proprietary e-wallet and payment gateway technology (the "Payment Services") and the right to allow the utilization by the Company of the Payment Services under this Agreement.

2. Term of Engagement

The Agreement shall commence on the date first set forth above, subject however that Revenue Sharing Compensation set forth in Section 3 below shall not commence until the Effective Date and shall continue, thereafter, through the initial term ending on August 31, 2018 (the "Initial Term"). The Parties agree that the Initial Term may be subject to renewal, upon mutual written agreement of the Parties, for subsequent one-year periods (the "Renewal Terms").

3. Consideration

A. Equity Compensation:
As a consideration for the use of PT PaySec’s Payment Services, the Company agrees, within forty-five (45) days of the Effective Date, to issue two hundred thousand (200,000) restricted shares of the Company's common stock, par value $0.0001 (the "Shares") to Black Grace or its designee.

The Company represents and warrants that: (i) it is a fully reporting public company under the United States federal securities laws and rules; (ii) it is in compliance with the reporting requirements of the rules and regulations promulgated by the United States Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934 (the "Exchange Act"); and (iii) and that the 200,000 Shares being issued to Black Grace or its designee can be traded in the OTCQB Tier of the OTCMarkets on the QB tier subject to and in compliance with Rule 144 promulgated by the SEC under the Securities Act of 1933, as amended (the "Act").

B. Revenue Sharing Compensation:

As consideration for the use of PT PaySec’s Payment Services, the Subsidiary agrees that it shall share the revenues with PT PaySec (the "Revenue Split") on a 50/50 basis, from all of the net revenues generated from the use of the Payment Services and e-wallet and payment gateway technology commencing on and after the Effective Date, as provided in Schedule A hereof.

4. Representations and Warranties of the Parties

(i) The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and use its assets as they are currently owned, leased and used and to conduct its business as it is currently conducted. The Subsidiary is duly organized, validly existing and in good standing under the laws of the Indonesia and has all requisite power and authority to own, lease and use its assets as they are currently owned, leased and used and to conduct its business as it is currently conducted.
(ii) The Company and the Subsidiary are duly qualified or licensed to do business in and are in good standing in each jurisdiction in which the character of the properties owned, leased or used by them or the nature of the activities conducted by them make such qualification necessary in order to fulfill their respective obligations under this Agreement.
(iii) The Company and Subsidiary have all requisite power to execute and deliver, to perform their respective obligations under, and to consummate the transactions contemplated by, this Agreement, and have received any such consents, approvals or authorizations necessary for the foregoing. The execution and delivery by the Company and Subsidiary and the performance by them of their obligations under this Agreement have been duly authorized by all requisite action of the Company and Subsidiary. This Agreement is the legal, valid, and binding obligation of the Company and the Subsidiary enforceable against each of them in accordance with its terms.
(iv) Black Grace is duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has all requisite power and authority to own, lease and use its assets as they are currently owned, leased and used and to conduct its business as it is currently conducted.
(v) PT PaySec is duly qualified or licensed to do business in and in good standing in Indonesia in which the character of the properties owned, leased or used by them or the nature of the activities conducted by them make such qualification necessary in order to fulfill its obligations under this Agreement. PT PaySec has all requisite right, title and interest in its Payment Services and the related e-wallet and payment gateway technology and full legal right to contract for the use of the foregoing by the Company and/or the Subsidiary.
(vi) PT PaySec has all requisite power to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement, and has received any such consents, approvals or authorizations necessary for the foregoing. The execution and delivery by PT PaySec and the performance of its obligations under this Agreement have been duly authorized by all of its requisite action.
(vii) This Agreement is the legal, valid, and binding obligation of PT PaySec enforceable against it in accordance with its terms.

5. Termination

This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Date: (i) by mutual written agreement of the Parties, or (ii) by either the Company or PaySec upon notification to the non-terminating Party by the terminating Party if:

(i) the terminating Party is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating Party set forth in this Agreement such that the material conditions herein will not be satisfied; or
(ii) if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued an order making illegal or otherwise permanently restricting, preventing or otherwise prohibiting the transactions contemplated by this Agreement and such order shall have become final and non-appealable.

If this Agreement is validly terminated by either of the Parties pursuant to Section 5, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of the Parties hereto; provided however, that nothing contained herein shall relieve: (a) any Party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement; nor (b) the Company from its financial obligations to PT PaySec under Section 3.B above.

Any shares issued by the Company for Black Grace shall not be affected by the termination of this Agreement, unless agreed otherwise.

6. Indemnification by the Parties

The Parties shall indemnify, defend and hold harmless each of the other Parties and each of their respective shareholders, members, partners, directors, officers, managers, employees, agents, attorneys and representatives, from and against any and all losses which may be incurred or suffered by any such Party and which may arise out of or result from any breach of any representation, warranty, covenant or agreement by any of the Parties contained in this Agreement made as of the Effective Date. Notwithstanding the foregoing, no claim under this Section may be made, unless notice is given within one (1) year from the Effective Date.

7. Confidentiality

The Parties, as well as their directors, employees, servants and agents, shall keep secret and confidential and shall neither use, copy, adapt, alter or part with possession of nor disclose to any other person any information or material of a technical or business nature relating in any manner to the business of either of the Parties and its services. For the avoidance of doubt, such Confidential Information includes information pertaining to the payment transactions that are being processed for third parties.

8. Miscellaneous

(a) Notices. All notices, consents, approvals, agreements, authorizations, acceptances, rejections and waivers under this Agreement must be in writing and shall be deemed given when: (a) delivered by hand or private, prepaid courier service to the person specified for the receiving Party at the address specified above, with a copy (which shall not constitute a notice) to:

If to the Company and Subsidiary, then to:

Office of Richard Rubin
40 Wall Street-28th Floor
New York, NY 10005
Attn: Richard Rubin, Esq.
email: rrubin@parkavenuegroup.us

If to Black Grace Investment Limited, then to:

Richard Barry
Pay Secured Online, Inc.
Penthouse, V Corporate Centre,
L.P. Leviste St., Salcedo Village, Makati City, Philippines
Email: richard@paysec.com

If to PT PaySec, then to:

Milasari Anggraini
Sona Topas Tower Lt 20, Suite #20-02, Jl.Jend.Sudirman Kav.29,
Jakarta 12920
Email: m.anggraini@intrajasa.com

(b) Choice of Law and Jurisdiction. This Agreement and the rights of the Parties under it shall be governed by and construed in all respects solely in accordance with the laws of Indonesia, and the courts of competent jurisdiction located in Indonesia shall have exclusive jurisdiction with respect to any claim or procedure arising out of or in connection with this Agreement.

(c) Arbitration. All claims and disputes arising under or relating to this Agreement are to be settled by binding arbitration in Indonesia or another location mutually agreeable to the Parties. The arbitration shall be conducted on a confidential basis pursuant to the commercial arbitration rules in Indonesia. Any decision or award as a result of any such arbitration proceeding shall be in writing and shall provide an explanation for all conclusions of law and fact and shall include the assessment of costs, expenses, and reasonable attorneys' fees. Any such arbitration shall be conducted by an arbitrator experienced in Indonesia and shall include a written record of the arbitration hearing. The Parties reserve the right to object to any individual who shall be employed by or affiliated with a competing organization or entity. An award of arbitration may be confirmed in a court of competent jurisdiction.

(d) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(e) Entire Agreement. This Agreement contains the entire agreement between the Parties with regard to the subject matter hereof. Without limiting the generality of the foregoing, this Agreement is intended to supersede any previous agreements or understandings between the Parties.

SCHEDULE A - REVENUE SHARE PAYMENT

A Revenue Share shall be paid as agreed in this Agreement to PaySec as detailed below:

1. PT. Kinerja Pay Indonesia, the subsidiary of the Company herein, shall pay monthly Revenue Share to PaySec. The Revenue Share shall be calculated as follows:
1.1. PaySec shall be entitled to 50% of every MDR charged by PT. Kinerja Pay Indonesia/Company, or such valuation equivalent to 50% of PT. Kinerja Pay Indonesia/Company’s total net revenue from transactions arising from the use of PaySec’s Payment Services.
1.2. Authorized deductions and costs, such as bank charges, shall be considered in the computation of the 50% Revenue Shares provided the same are agreed by the Parties.
2. Revenue Share entitlement during the previous month will be paid to PaySec on or before 10th of the current month.
3. The Revenue Share shall be paid in a life time period as long as PT. Kinerja Pay Indonesia and/or the Company is still processing using PaySec’s Payment Services.

(Signatures on Following Page)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date first written above.

KINERJAPAY CORP. (COMPANY)
/s/: Edwin Witarsa Ng
Name: Edwin Witarsa Ng
Title: CEO

PT. KINERJA PAY INDONESIA (SUBSIDIARY)
/s/: Deny Rahardjo
Name: Deny Rahardjo
Title: CEO

BLACK GRACE INVESTMENT LIMITED
/s/: Richard Barry
Name: Richard Barry
Title: Chief Executive Officer

PT. PAY SECURE ONLINE LIMITED (INDONESIA)
/s/: Milasari Anggraini
Name: Milasari Anggraini
Title: Director